Exhibit 5

EXECUTION VERSION

RECAPITALIZATION AGREEMENT

WHEREAS, this recapitalization agreement dated as of June 18, 2015 (this “Recapitalization Agreement”) sets out the agreement among North American Palladium Ltd. (the “Company”) and BCP III NAP L.P. (“Brookfield”), by its general partner, Brookfield Capital Partners Ltd., regarding a series of transactions (the “Recapitalization”), as described in the definitive, binding term sheet dated as of April 15, 2015 between the Company and Brookfield attached hereto as Schedule B (the “Term Sheet”, with the terms agreed to and set out therein, in this Recapitalization Agreement, in the Support Agreement and in the Backstop Agreement, being the “Recapitalization Terms”), under which, among other things, (a) common shares in the capital of the Company (the “Common Shares”) will be issued to Brookfield in full and final satisfaction of, and in exchange for, all amounts owing to Brookfield under the Brookfield Existing Loan (the “Loan Exchange”), (b) Common Shares will be issued to holders (“Debentureholders”) of (i) the 6.15% convertible debentures due September 30, 2017, (ii) the 7.5% convertible debentures due January 31, 2019, and (iii) the 7.5% convertible debentures due April 11, 2019 issued by the Company (collectively, the “Debentures”) in full and final satisfaction of, and in exchange for, all amounts owing to Debentureholders (the “Debenture Exchange”), (c) the outstanding restricted share units of the Company (the “RSUs”), whether vested or not, will be exchanged for such number of Common Shares as were subject to the RSUs immediately prior to the Recapitalization (the “RSU Exchange”), (d) the Company will effect a consolidation of the issued and outstanding Common Shares such that every 400 Common Shares issued and outstanding shall be converted into one new Common Share, and any resulting fractional Common Share will be rounded down to the nearest whole Common Share (the “Share Consolidation”), (e) the outstanding stock options (the “Options”) and Common Share purchase warrants (the “Warrants”) will be terminated and cancelled without payment or compensation therefor, and (f) the Company will undertake a Rights Offering on the financial terms set forth in Schedule C, which Recapitalization Terms shall form the basis of a plan of arrangement (the “Plan”) and related transactions concerning the Company and a newly formed, wholly owned subsidiary of the Company in proceedings (the “Recapitalization Proceedings”) under the Canada Business Corporations Act (the “CBCA”);

AND WHEREAS, the Company and Polar Securities Inc. (the “Consenting Debentureholder”) are parties to a Support Agreement dated as of April 15, 2015 regarding the Recapitalization (together with the Schedules thereto, the “Support Agreement”);

AND WHEREAS, capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in Schedule A or in the Term Sheet.

NOW THEREFORE, the Company and Brookfield (each, a “Party” and collectively, the “Parties”) hereby agree as follows:

1.	Recapitalization

The Recapitalization Terms are incorporated herein and made a part of this Recapitalization Agreement. In the case of a conflict between the provisions contained in the text of this Recapitalization Agreement and the Term Sheet, the provisions of this Recapitalization

Agreement shall govern. This Recapitalization Agreement, together with the Term Sheet and the other Schedules hereto, are herein collectively referred to as this “Agreement”.

2.	Representations and Warranties of Brookfield

Brookfield General Partner, on behalf of Brookfield, hereby represents and warrants to the Company (and acknowledges that the Company is relying upon such representations and warranties) that:

(a)	This Agreement has been duly executed and delivered by Brookfield General Partner, on behalf of Brookfield, and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Brookfield, enforceable against it in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(b)	Brookfield General Partner and Brookfield are duly organized, validly existing and in good standing under the laws of their jurisdictions of organization and Brookfield has all necessary power and authority to own its properties and assets and to conduct its business, and to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby;

(c)	The execution and delivery of this Agreement by Brookfield General Partner, on behalf of Brookfield, and the performance by Brookfield of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not violate or conflict with (i) any judgment, order, statute, law, ordinance, rule or regulation applicable to Brookfield or any of its properties or assets or (ii) Brookfield General Partner’s articles, bylaws and constating documents and Brookfield’s limited partnership agreement; and

(d)	There is no proceeding, claim or investigation pending before any Governmental Entity or, to the knowledge of any of the senior officers or directors of Brookfield General Partner and Brookfield, threatened against Brookfield General Partner or Brookfield or any of its properties that, individually or in the aggregate, would reasonably be expected to have an adverse effect on Brookfield’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.	Representations and Warranties of the Company

The Company hereby represents and warrants to Brookfield (and the Company acknowledges that Brookfield is relying upon such representations and warranties) that:

(a)

Except as set forth in the Disclosure Letter, each of the representations and warranties of the Company set forth in the Brookfield Loan Agreement is true and correct as of the date hereof, as modified by disclosures provided for in the Compliance Certificates (as such term is defined in the Brookfield Loan

Agreement) delivered by the Company, as borrower, to Brookfield, as lender, with the same force and effect as if made at and as of such date.

(b)	This Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery by Brookfield, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(c)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to own its properties and assets and to conduct its business, and to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby;

(d)	Except as disclosed in the Disclosure Letter, the execution and delivery of this Agreement by the Company and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not violate or conflict with (i) any judgment, order, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, (ii) its articles, bylaws and constating documents, or (iii) any Material Contract to which it is a party;

(e)	There is no proceeding, claim or investigation pending before any Governmental Entity or, to the knowledge of any of the senior officers or directors of the Company or its Subsidiaries, threatened against the Company, its Subsidiaries or any of the foregoing’s properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(f)	Except as otherwise contemplated by this Agreement or as set forth in the Information or the Disclosure Letter, since January 1, 2015, there has not been (i) any Material Adverse Change, (ii) any material transaction to which it is a party outside the ordinary course of business or (iii) any material change in the capital or outstanding indebtedness and Liabilities of the Company or any of its Subsidiaries (taken as a whole);

(g)	Except as otherwise contemplated by this Agreement or as set forth in the Information or the Disclosure Letter, since January 1, 2015, it and each of its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice, and in accordance with prudent industry practices;

(h)	Except as set out in the Information or the Disclosure Letter:

(i)	The Company and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners or Governmental Entities permitting the use of land by Company and its Subsidiaries, and other interests that are required to use or exploit the Company Property and the Company Mineral Rights in the manner disclosed in the Information and as otherwise contemplated in any current operating and development plans and no third party or group holds any such rights that would be required by the Company to use or exploit the Company Property or any of the Company Mineral Rights;

(ii)	The Company or one of its Subsidiaries is the sole legal registered and beneficial owner, or the licensee or lessee, of all right, title and interest in and to the Company Mineral Rights, free and clear of any encumbrances;

(iii)	There is no material adverse claim against or challenge to the title to or ownership of the Company Property or any of the Company Mineral Rights;

(iv)	The Company Property and the Company Mineral Rights are in good standing under applicable Laws and all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made. All of the Company Mineral Rights have been properly located and recorded and otherwise granted in compliance with applicable Laws and are comprised of valid and subsisting Company Mineral Rights;

(v)	None of Company and the its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Company or any of its Subsidiaries in any of the Company Mineral Rights;

(vi)	All mineral exploration, development, construction, extraction, exploitation, removal, processing or refining activities on the Company Property have been conducted in accordance with good mining and engineering practices in all material respects; and

(vii)	Other than Taxes and interests of Governmental Entities, no Person other than Company and its Subsidiaries has any interest in the Company Property or any of the Company Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest. Except as set out in the Disclosure Letter, there are no back-in rights, earn-in rights, purchase options, rights of first refusal or similar provisions or rights which would affect Company’s or any of its Subsidiaries’ interest in the Company Property or any of the Company Mineral Rights;

(i)	The proven and probable mineral reserves and mineral resources for Company Property and the Company Mineral Rights in which Company or any of its

Subsidiaries holds an interest, as set forth in the Information, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of National Instrument 43-101 — Standards of Disclosure for Mineral Projects. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Company or any of its Subsidiaries, or any of their material joint ventures, taken as a whole, from the amounts set forth in the Information. All information regarding the Company Property and the Company Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed by Laws, have been disclosed in the Information;

(j)	Except as disclosed in the Disclosure Letter, neither the Company, nor any of its Subsidiaries are currently subject to any cost or liability related to any rehabilitation or reclamation obligation under any Environmental Laws, nor is there any circumstance or condition that would reasonably be expected to result in the future in the same, except to the extent any such cost or liability would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(k)	Except as disclosed in the Information or the Disclosure Letter, since January 1, 2015, there have been no material changes to the compensation for any officer, director or senior manager of the Company and its Subsidiaries (other than standard increases in connection with general, regularly-scheduled reviews consistent with past practice in respect of employees other than the top five highest paid employees of the Company and its Subsidiaries) and the Company has not agreed to any, or become obligated to pay any, Bonus Payments to the employees, agents or consultants of the Company or any of its Subsidiaries except in accordance with the existing terms of existing bonus, incentive or retention plans or arrangements disclosed in the Disclosure Letter;

(l)	The Company has provided Brookfield with a copy of each Benefit Plan and the material documents that support each Benefit Plan. To the knowledge of the Company, no event has occurred respecting any Benefit Plan which would result in the revocation of the registration of such Benefit Plan or entitle any Person (without consent of the Company) to wind up or terminate any Benefit Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Benefit Plan. None of the Benefit Plans provides for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the implementation or completion of the transactions contemplated by this Agreement;

(m)

There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which the Company or any of its Subsidiaries have received from any workers’

compensation board or similar authorities in any jurisdictions where the Company’s business is carried on and there are no Assessments which are unpaid on the date hereof and to the knowledge of the Company and its Subsidiaries, there are no facts or circumstances which may result in an increase in liability to the Company or any of its Subsidiaries from any applicable workers’ compensation legislation, regulations or rules after the consummation of the transactions contemplated hereby. The Company or any of the Subsidiaries’ accident cost experience is such that there are no pending or possible Assessments and there are no claims or potential claims which may adversely affect the Company or any of the Subsidiaries’ accident cost experience;

(n)	The Company and each of its Subsidiaries has all rights and licenses to third party-owned Software and Data Hosting Services required to operate its business in the ordinary course of business, consistent with past practice.

(o)	The authorized capital of the Company consists of an unlimited number of common shares, of which 393,690,541 shares are issued and outstanding as fully paid and non-assessable as of the date hereof, and it has no other shares authorized, issued and outstanding;

(p)	Except for the outstanding Options and Warrants, which will be terminated and cancelled without payment or compensation therefor by the Company under the Recapitalization, the Debentures, the RSUs and the rights issued under the Company’s shareholder rights plan, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire shares of capital stock or other securities of the Company;

(q)	Except as disclosed in the Information, no order halting or suspending trading in securities of the Company or prohibiting the sale of such securities has been issued to and is outstanding against the Company, and to the knowledge of the Company, no investigations or proceedings for such purpose are pending or threatened;

(r)	The Company is a “reporting issuer” and not on the list of reporting issuers in default under Applicable Securities Laws of Canada in each of the Provinces of Canada. Since January 1, 2014, the Company has complied with its public reporting obligations under Applicable Securities Laws in all material respects, and all documents and information filed with relevant securities regulators by the Company, (i) at the time filed did and (ii) as of the date hereof do (A) comply with all applicable Laws in all material respects and (B) not contain any untrue statement of a material fact (as such term is construed under Applicable Securities Laws) or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set out in the Disclosure Letter, the Company has not filed any confidential material change report that remains confidential with any of the Securities Authorities, the TSX or any other regulatory authority;

(s)	The Financial Statements comply in all material respects with Applicable Securities Laws and present fairly, in all material respects, the consolidated position of the Company as of the dates indicated and the results of its operations and the changes in its cash flows for the periods specified, and have been prepared in accordance with IFRS;

(t)	Except as disclosed in the Disclosure Letter, the completion of the Recapitalization will not cause a material default or event of default under any Material Contract now in effect that will remain in effect following the Effective Date (other than those defaults or events of default that are remedied, waived, stayed, extinguished or otherwise in any way rendered inoperative as part of the Recapitalization Proceedings);

(u)	CIBC World Markets Inc., financial advisor to the Company, has delivered written opinions to the board of directors of the Company to the effect that as of the date of such opinions, subject to the assumptions and limitations set out therein, that (i) the Recapitalization, if implemented, is fair, from a financial point of view, to North American Palladium Ltd; and (ii) the Debentureholders and the Shareholders would each be in a better financial position, respectively, under the Recapitalization than if the Company were liquidated, as in each case, the estimated aggregate value of the consideration available to the Debentureholders and the Shareholders, respectively, pursuant to the Recapitalization would exceed the estimated value that such Debentureholders and the Shareholders would receive in a liquidation, respectively. The board of directors of the Company has unanimously: (i) authorized and approved this Agreement and the transactions and agreements contemplated hereby; (ii) determined that this Agreement and the other Recapitalization Terms and the transactions and agreements contemplated hereby and thereby are in the best interests of the Company; and (iii) resolved to recommend approval of the Recapitalization to the Existing Shareholders and the Debentureholders;

(v)	The Company is not, and neither on the Effective Date nor as a result of the consummation of the Recapitalization will be, registered or required to be registered as an “investment company” under the U.S. Investment Company Act; the Company is a “foreign private issuer” (as defined in Rule 3b-4 under the U.S. Exchange Act); and the Company is not, and on the Effective Date will not be, a “shell company” (as defined in Rule 405 under the U.S. Securities Act);

(w)	The Common Shares are listed only on the TSX and are not listed on any other exchange; and

(x)

The Common Shares issuable pursuant to the Recapitalization have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of the Company, will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities, will be listed for trading on the TSX (subject to the approval of the TSX), and will not be subject to any contractual or other restrictions on transferability under Canadian securities laws, except in respect of those holders that are subject to restrictions on resale as a result of being a “control person” as defined under Applicable Securities Laws.

4.	Covenants and Agreements of the Company

(a)	The Company consents and agrees to the terms of, and the transactions contemplated by, this Agreement.

(b)	The Company shall provide to Brookfield:

(i)	within one Business Day of receipt by the Company of the full dam safety inspection and a safety and stability assessment, along with the water balance and operations plan for each dam, spillway, structure, reclaim cells and other construction associated with tailings management facility at the Lac des Iles Mine Site, and, in any event, by June 30, 2015, such inspection, assessment and plan, which shall comply with Item No. 7 of the Director’s Order; and

(ii)	at the same time that the Company provides any other document or communication to the Ministry of the Environment and Climate Change required by or related to the Director’s Order, such document or communication.

(c)	Except as may be otherwise permitted under this Agreement, the Company shall pursue the completion of the Recapitalization in good faith by way of a Plan, substantially in the form and on the terms set out in Schedule D and the filing of a Form F-7 registration statement with the SEC in respect of the Rights Offering, and shall not take any action (or inaction) that is inconsistent with the terms of this Agreement or the Recapitalization Terms. For greater certainty, in the event that the Form F-7 registration statement filed in respect of the Rights Offering is not declared effective by the SEC, then those Existing Shareholders who are resident in the United States will be treated as Ineligible Holders (as such term is defined in the Company Circular) for the purposes of the Rights Offering as more specifically described in the Company Circular.

(d)	The Company shall send notice to the holders of all issued and outstanding RSUs, Options and Warrants of the Company notifying the holders thereof of the Recapitalization and (i) with respect to the RSUs, the exchange therefor for such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time, and (ii) with respect to the Options and Warrants, the termination and cancellation of the Options and Warrants without payment or compensation therefor, as of the Effective Time, in accordance with the Plan.

(e)

The Company, on its own behalf and on behalf of all of its Subsidiaries and affiliates, hereby covenants and agrees that, subject to and at the Effective Time, and provided that the similar releases described in Section 8(g) are fully effective and enforceable, Brookfield and any assignees, together with their respective present and former subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents (each a “Brookfield Released Party” and, collectively, the “Brookfield Released Parties”) are hereby released and discharged from any and all demands, claims, costs, expenses, liabilities, causes of action, remedies, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of implementation of the Plan relating to, arising out of or in connection with the Brookfield Existing Loan, the Recapitalization, the Term Sheet, the Recapitalization Proceedings and any other steps or proceedings commenced with respect to the Plan and the Recapitalization; provided that nothing in this paragraph will release or discharge any of the Brookfield Released Parties from or in respect of its obligations under this Agreement, in respect of the Brookfield Bridge Loan, or the Backstop Agreement, and further provided that nothing in this paragraph will release or discharge a Brookfield Released Party if the Brookfield Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or other wilful misconduct.

(f)

The Company covenants and agrees to be liable to and to indemnify and save harmless each of the Brookfield Released Parties (other than any Brookfield Released Party that has failed to comply with the Backstop Agreement) (collectively, the “Indemnified Parties”) from and against any and all liabilities, demands, claims, costs, debts, actions, proceedings, losses, costs, damages, causes of action, remedies, regulatory sanctions and expenses of any kind (including, without limitation, the reasonable costs of defending against any of the foregoing, but excluding any obligations that a Brookfield Released Party may have under the Backstop Agreement and any and all liabilities, claims, actions, proceedings, losses, costs, damages and expenses of any kind that are attributable to the gross negligence, fraud or wilful misconduct of any Indemnified Party) (collectively, “Costs”) to which any Brookfield Released Party may become subject or may suffer or incur in any way in relation to or arising from the Plan or this Recapitalization Agreement, regardless of whether or not any such claim is ultimately successful, and in respect of any good faith judgment or settlement which is made in respect of any such claim in accordance with the terms hereof. If any matter or thing contemplated in the preceding sentence (any such matter or thing being a “Claim”) is asserted against any Brookfield Released Party or if any potential Claim contemplated hereby comes to the knowledge of any Brookfield Released Party, the Brookfield Released Party shall notify the Company as soon as reasonably possible of the nature of such Claim (provided that any failure to so notify shall not affect the Company’s liability hereunder except to the extent that the Company is prejudiced thereby and then only to the extent of any such prejudice) and the Company shall, subject as hereinafter provided, be entitled (but not required) to assume at its expense the defence of any suit brought to enforce such Claim; provided that the defence of such Claim shall be conducted through legal counsel reasonably acceptable to the Brookfield Released Party and that no admission of liability or settlement in respect of any such Claim may be made by the Company or the Brookfield Released Party without, in each case, the prior written consent of the other, such consent not to be unreasonably withheld. In respect of any Claim, the Brookfield Released Party shall not have the right to retain separate or additional counsel to act on its behalf in the defence thereof, unless (i) the Company fails to assume and diligently and actively prosecute the defence of the Claim on behalf of the Brookfield Released Party within ten Business Days after the Company has received notice of the Claim, (ii) the Company and the Brookfield Released Party shall have mutually agreed to the retention of the separate or additional counsel, or (iii) the named parties to the Claim (including any added third or impleaded party) include both the Brookfield Released Party and the Company, and the Brookfield Released Party shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, and in the event of (i), (ii) or (iii) the Company shall not have the right to assume the exclusive defence of the Claim and shall be liable to and will pay the reasonable fees and expenses of separate or additional counsel for the Brookfield Released Party.

(g)	The Company shall (i) provide Brookfield and its personnel, accountants, legal advisers, consultants and representatives with reasonable access to the Company’s books and records for review in connection with the Recapitalization and shall furnish them with any such information as Brookfield may reasonably request in connection with the Recapitalization, and (ii) make the officers and legal and financial advisors of the Company available on a reasonable basis for any discussions with Brookfield and its personnel, accountants, legal advisers, consultants and representatives.

(h)	In consideration for the execution and delivery of this Agreement by Brookfield and as an inducement to support the Recapitalization, on the earlier of the Effective Date or the termination of this Agreement, the Company agrees to pay all reasonable and documented fees and expenses of Brookfield, including, without limitation, for its legal counsel, in connection with the Recapitalization, except where this Agreement is terminated pursuant to Section 19(a) or Section 19(c). Notwithstanding anything to the contrary herein, Brookfield shall not be obligated to perform under this Agreement unless the Company has fully discharged all of its obligations then due and owing under this Agreement and under any existing agreements regarding the payment of fees and expenses of Brookfield in respect of the Recapitalization, whether incurred before or after the date of this Agreement and any transactions contemplated hereby.

(i)	As soon as reasonably practicable, the Company shall apply to list the Common Shares and the Rights issuable pursuant to the Recapitalization on the TSX and shall use its commercially reasonable efforts to obtain approval, subject to standard listing conditions, for the listing of such securities on the TSX.

(j)	The Company shall take all necessary actions to ensure that as of the Effective Date, the board of directors of the Company comprises five (5) individuals,

including three (3) nominated by Brookfield, one (1) nominated by the Debentureholders and one (1) independent director (as such term is construed under Applicable Securities Laws).

(k)	After the Effective Date, the Company (i) shall comply with the Director’s Order at least to the same extent as the Company complied with the Director’s Order prior to the Effective Date, and (ii) shall provide the former officers and directors of the Company with regular updates in respect of the Director’s Order and related matters and, to the extent requested by, and reasonably required by, such former officers and directors to comply with their obligations at Law, information in respect of the Director’s Order and related matters. For greater clarity and the avoidance of any confusion, such former officers and directors have required that this Section 4(k) be included in this Recapitalization Agreement and the Company acknowledges that Brookfield has not requested this Section 4(k), nor does Brookfield have control or management of the Company or its compliance with the Director’s Order or related matters.

5.	Court Proceedings

(a)	The Company shall use diligent and commercially reasonable efforts to achieve approval of the Plan by the Court.

(b)	As promptly as practicable, the Company shall use commercially reasonable efforts to make and diligently prosecute an application to the Court for the interim order (the “Interim Order”) in respect of the Recapitalization which application shall provide, among other things:

(i)	that the requisite approval for the Recapitalization to be placed before the Debentureholders’ Meeting shall be 66 2/3% of the votes cast on the approval of the Plan by Debentureholders present in person or by proxy at the Debentureholders’ Meeting (voting as a single class), and such that each Debentureholder is entitled to one vote for each C$1,000 principal amount of Debentures held (the “Debentureholder Approval”);

(ii)	that the requisite approval for the Recapitalization to be placed before the Existing Shareholders’ Meeting shall be 66 2/3% of the votes cast on the approval of the Plan by Existing Shareholders present in person or by proxy at the Existing Shareholders’ Meeting (voting as a single class), and such that each Existing Shareholder is entitled to one vote for each Existing Share held (the “Existing Shareholder Approval”);

(iii)	that neither the Debentureholders nor the Existing Shareholders shall be entitled to any right of dissent with respect to the Recapitalization; and

(iv)	that it is the Parties’ intention to rely upon the Section 3(a)(10) Exemption to issue, based on the Court’s approval of the Recapitalization, the 3(a)(10) Securities in accordance with the Plan without registration under the U.S. Securities Act.

(c)	The Company shall submit the Recapitalization to the Court and appear at Court to seek the final order (the “Final Order”) as soon as reasonably practicable and, in any event, within five Business Days following the approval of the Recapitalization by the Securityholders.

(d)	Subject to the terms of this Agreement, Brookfield shall cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information reasonably required to be supplied by Brookfield in connection therewith.

(e)	The Company shall provide draft copies of all motions or applications and other documents with respect to the Recapitalization and the Plan that the Company intends to file with the Court to Brookfield at least two Business Days prior to the date when the Company intends to file such documents and all such filings shall be in form and substance reasonably acceptable to Brookfield. Notwithstanding the foregoing, the Interim Order, the Final Order and the Plan shall only be submitted to the Court in a form acceptable to Brookfield, acting reasonably and consistently with the terms of the Recapitalization, and each such document shall be subject to any amendments that are required by the Court, provided that any such amendments are acceptable to Brookfield and the Company, acting reasonably and consistently with the terms of the Recapitalization. For the avoidance of doubt, the Company shall not materially amend the terms of the Interim Order, the Final Order or the Plan without the consent of Brookfield, such consent not to be unreasonably withheld.

(f)	Following receipt of the Final Order and upon the satisfaction or waiver of the conditions set forth in Section 12, 13 and 14, the Company shall promptly deliver the Articles of Arrangement to the Director.

6.	Debentureholders’ and Existing Shareholders’ Meetings

(a)	As promptly as reasonably practicable following the execution of this Agreement, and in accordance with the Interim Order and all applicable Laws, the Company shall: (i) duly call, give notice of, convene and conduct the Debentureholders’ Meeting and the Existing Shareholders’ Meeting, which in no event shall be held later than 60 days following the date hereof; (ii) use its commercially reasonable efforts to schedule the Debentureholders’ Meeting and the Existing Shareholders’ Meeting on the same day; (iii) prepare the Company Circular together with any other documents required by applicable Laws; (iv) file the Company Circular in all jurisdictions where the same is required to be filed; and (v) mail the Company Circular and other related documents in accordance with applicable Laws.

(b)

The Company Circular shall be complete and correct in all material respects and shall comply in all material respects with all applicable Laws and the Interim Order. The Company Circular shall state that the board of directors of the Company unanimously: (i) has determined that the Recapitalization is in the best interests of the Company; and (ii) recommends that the Securityholders vote in favour of the Recapitalization.

(c)	Brookfield and its legal counsel shall be given a reasonable opportunity to review and comment on the Company Circular and other related documents prior to the Company Circular and other related documents being printed and filed, and reasonable consideration shall be given to any comments made by Brookfield and its legal counsel; provided that all information relating solely to Brookfield and its affiliates included in the Company Circular shall be in form and substance satisfactory to Brookfield, acting reasonably.

(d)	Brookfield and the Company shall promptly notify each other if at any time before the Effective Date either becomes aware that the Company Circular contains a misrepresentation, or that the Company Circular otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to the Securityholders and, if required by the Court or applicable Laws, file the same with the Governmental Entities and as otherwise required.

(e)	The Company shall solicit proxies of the Securityholders in favour of the Recapitalization, and, if so requested by Brookfield, engage a proxy solicitation agent for such purpose, and cooperate with any such agent or other persons engaged by Brookfield to solicit proxies in favour of the Recapitalization.

(f)	The Company shall allow Brookfield’s representatives and legal counsel to attend the Debentureholders’ Meeting and the Existing Shareholders’ Meeting.

(g)	Subject to the terms of this Agreement, the Company agrees not to propose to adjourn or postpone the Debentureholders’ Meeting or the Existing Shareholders’ Meeting without the prior consent of Brookfield except:

(i)	as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled) or by applicable Law or by a Governmental Entity; or

(ii)	if this Agreement is terminated pursuant to Sections 18, 19 or 20; or

(iii)	for an adjournment for the purpose of attempting to obtain the requisite approval of the Recapitalization.

(h)	The Company shall not propose or submit for consideration at the Debentureholders’ Meeting or the Existing Shareholders’ Meeting any business other than the Recapitalization and routine annual meeting matters without Brookfield’s prior written consent.

7.	Conduct of Business Until Effective Time

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the time at which the Recapitalization is implemented (the “Effective Time”) and the time that this Agreement is terminated in accordance with its terms, except: (1) as expressly required by this Agreement; (2) with the prior written consent of Brookfield; or (3) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to:

(a)	operate its business in the ordinary course of business and in compliance with all applicable Laws in all material respects, consistent with past practice, having regard to its financial condition, and, in any event, the Company shall not enter into any Material Contract (except in connection with the Concentrates Agreements and the Collective Agreement on terms acceptable to Brookfield, acting reasonably);

(b)	use commercially reasonable efforts to preserve its business, including the services of its officers and employees (other than any termination of employees for cause), and its business relationships and goodwill with customers, suppliers and others having business dealings with it;

(c)	shall maintain existing insurance coverage and not obtain any new coverage other than as contemplated by Section 10(a);

(d)	seek to collect the receivables of its business in the ordinary course of business and in the same manner as previously collected;

(e)	use commercially reasonable efforts to maintain and preserve the Company Mineral Rights and the Company Property;

(f)	not (i) amend the Company’s constating documents or amend in any material respects the constating documents of any of its Subsidiaries, or (ii) declare, set aside or pay any dividend or other distribution or payment in cash, shares or property in respect of its shares owned by any Person, or (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the Company or any of its Subsidiaries, or (iv) split, consolidate, redeem, purchase or otherwise acquire any of its outstanding shares or other securities, or (v) amend the terms of any of its securities, or (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its Subsidiaries, or (vii) enter into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above, other than, in each case, in relation to any internal transaction solely involving the Company and its wholly-owned Subsidiaries;

(g)	not (i) make or rescind any election related to Taxes, settle or compromise any material liability for Taxes or change or revoke any of its methods of Tax accounting, or (ii) take any action with respect to the computation of Taxes or the preparation of Tax returns that is in any material respect inconsistent with past practice;

(h)	not pay any material obligation or liability other than in the ordinary course of its business, consistent with past practice, provided that the Company may make all regularly scheduled interest payments on account of the Debentures as contemplated in the Support Agreement;

(i)	with respect to Material Contracts (other than the Concentrates Agreements and the Collective Agreement on terms acceptable to Brookfield, acting reasonably), not amend, modify, replace, terminate, repudiate, disclaim, waive any rights under or take any other steps or actions (other than as expressly required by such Material Contracts or in the ordinary course of performing their obligations under such Material Contracts) under or in respect of such Material Contracts;

(j)	not increase compensation or severance entitlements or other benefits payable to directors, officers or employees, including by way of a key employee incentive plan or acceleration of any share-based awards, or make any Bonus Payments whatsoever, other than pursuant to the terms of the Benefit Plans or employment contracts, true and complete copies of which have been provided to Brookfield prior to the date hereof or make any loan to any director, officer or employee of the Company or any of its Subsidiaries;

(k)	not amalgamate, consolidate with or merge into or sell all or substantially all of its assets to another entity, or change the nature of its business or its corporate or capital structure, except as expressly contemplated by this Agreement and the transactions contemplated hereby;

(l)	not acquire any business or assets outside the ordinary course of business;

(m)	not make or commit to make capital expenditures, in the aggregate, in excess of $3,000,000 above forecasted capital expenditures disclosed in the Disclosure Letter;

(n)

not (i) prepay, redeem prior to maturity, defease, repurchase or make other prepayments in respect of any non-revolving indebtedness, other than as required hereby, provided that the Company may make all regularly scheduled interest payments on account of the Debentures as contemplated in the Support Agreement, (ii) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness of any kind whatsoever (except for indebtedness that is incurred in the ordinary course of business, consistent with past practice, and that is not material or that is incurred under the BNS Credit Agreement), and (iii) create, incur, assume or otherwise cause or suffer to exist or become effective any lien, charge, mortgage, hypothec or security interest of any kind whatsoever on, over or against any of their assets or property (except for any lien, charge, hypothec or security interest that is incurred in the ordinary course of business, consistent with past practice, and that is not material);

(o)	not transfer, lease, license or otherwise dispose of all or any material part of its property, assets or undertaking outside the ordinary course, consistent with past practice;

(p)	not waive, release or assign any material rights, claims or benefits;

(q)	not settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any action, claim or proceeding brought against the Company and/or any of its Subsidiaries, or (ii) any action, claim or proceedings brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Recapitalization;

(r)	not take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material permits, licenses or other authorizations necessary to conduct its business as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable due diligence any pending application to any Governmental Entities for material permits, licenses or other authorizations;

(s)	other than as may be required to address the Director’s Order and related matters, not participate in any material discussions, negotiations, consultations or filings or other communications, other than in the normal course of business, with any aboriginal groups, Governmental Entities or any other Persons regarding the exercise of aboriginal rights or assertion of aboriginal title in relation to the Company’s material mineral interests and rights and material real property or the transactions contemplated by this Agreement; and

(t)	not agree or make a commitment, whether in writing or otherwise, to do any of the foregoing described in paragraphs (f) to (s) above.

8.	Covenants and Agreements of Brookfield

Subject to, and in consideration of, the matters set forth in Section 4 above, Brookfield hereby covenants and agrees:

(a)	to the terms of, and the transactions contemplated by, this Agreement;

(b)	to support the approval of the Plan by the Court, on terms consistent with this Agreement, as promptly as practicable;

(c)	not to take any action, or omit to take any action, that would delay, challenge, frustrate or hinder the consummation of the Recapitalization or the Plan;

(d)	to execute any and all documents and perform (or cause its agents and advisors to perform) any and all commercially reasonable acts required by this Agreement to satisfy its obligations hereunder;

(e)	to make the Brookfield Bridge Loan available in accordance with its terms;

(f)	except as specifically provided herein, not to take any action, or omit to take any action, or require any terms in any agreements entered into in connection with this Agreement that would affect or compromise any unsecured creditors in connection with the Recapitalization; and

(g)	subject to and at the Effective Time, and provided that the similar releases described in Section 4(e) are fully effective and enforceable, the Company and its present and former Subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents (collectively, the “Company Released Parties”) are hereby released and discharged from any and all demands, claims, costs, expenses, liabilities, causes of action, remedies, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of implementation of the Plan relating to, arising out of or in connection with the Brookfield Existing Loan, the Recapitalization, the Term Sheet, the Recapitalization Proceedings and any other steps or proceedings commenced with respect to the Plan and the Recapitalization, other than under the Backstop Agreement; provided that nothing in this paragraph will release or discharge any of the Company Released Parties from or in respect of their obligations to Brookfield under the Term Sheet, this Agreement and the Backstop Agreement and further provided that nothing in this paragraph will release or discharge a Company Released Party if the Company Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or other wilful misconduct.

9.	U.S. Securities Law Matters

The Parties intend that the Recapitalization shall be carried out such that the issuance of the 3(a)(10) Securities under the Recapitalization qualifies in the United States for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”) and applicable state securities laws in reliance upon similar exemptions under applicable state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Recapitalization as set forth in this Section 9. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Recapitalization will be carried out on the following basis and pursuant to the Plan:

(a)	Common Shares will be issued to Brookfield pursuant to the Loan Exchange, to the Debentureholders pursuant to the Debenture Exchange, and to holders of RSUs pursuant to the RSU Exchange;

(b)	the Recapitalization will be subject to the approval of the Court;

(c)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the Court hearing at which the Final Order will be sought;

(d)	the Court will be required to satisfy itself as to the fairness of the Recapitalization to holders in the Loan Exchange, the Debenture Exchange and the RSU Exchange;

(e)	the Final Order will expressly state that the Recapitalization is approved by the Court as being substantively and procedurally fair to each Person to whom 3(a)(10) Securities will be issued pursuant to the Recapitalization;

(f)	the Parties will ensure that each Person to whom 3(a)(10) Securities will be issued pursuant to the Recapitalization will be given adequate notice advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right, and the Parties will ensure that there are no improper impediments to the appearance by these Persons at such hearing; and

(g)	the Interim Order approving the Debentureholders’ Meeting and the Existing Shareholders’ Meeting will specify that each Person to whom 3(a)(10) Securities will be issued pursuant to the Recapitalization will have the right to appear before the Court at the Court hearing on the Final Order so long as such Person files and delivers a response to petition within a reasonable time.

10.	Insurance and Indemnification

(a)	Brookfield agrees that the Company will maintain in effect without any reduction in scope or coverage for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection comparable to the most favourable protection provided by the policies maintained by the Company and its Subsidiaries as were in effect on the date of this Agreement. In addition, Brookfield agrees that the Company will obtain coverage on a “trailing” or “run-off” basis for all present and former directors and officers of the Company with respect to claims arising from facts or events which occurred prior to the Effective Date, provided that (i) such coverage shall be on terms substantially similar to the Company’s current coverage for directors and officers, (ii) the cost associated with implementing such trailing coverage shall not exceed an amount equal to $1.575 million in the aggregate and (iii) such coverage shall be acceptable to Brookfield, acting reasonably.

(b)	Brookfield agrees that all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company shall survive the Recapitalization and shall continue in full force and effect for a period of not less than six years from the Effective Date.

(c)	Subsequent to the Effective Date, Brookfield shall cause the Company, upon reasonable notice, to permit the former officers and directors of the Company and their legal counsel, accountants and other representatives, to have reasonable access during normal business hours to the books and records of the Company as may be reasonably required to address any matters involving such former officers’ and directors’ involvement with the Company prior to the Effective Date and to respond to the Director’s Order and related matters.

11.	Alternative Recapitalization

(a)	If the requisite votes or other approvals to implement the Plan in proceedings under the CBCA are not obtained by August 17, 2015, the Company shall immediately (but no later than three Business Days after such date) commence an application for an initial order under the Companies’ Creditors Arrangements Act (Canada) (the “CCAA”)) in form and substance satisfactory to Brookfield.

(b)	In the event that the Recapitalization proceeds by way of an Alternative Recapitalization, all of the following shall be in form and in substance satisfactory to Brookfield, acting reasonably: (i) all materials filed by the Company with the Court or any court of competent jurisdiction in Canada or any other jurisdiction that relate to the Alternative Recapitalization; (ii) the initial order of the Court pursuant to which proceedings in respect of the Alternative Recapitalization are commenced; (iii) the terms of any credit agreement, documentation or term sheet in relation to any debtor-in-possession facility; (iv) any order of the Court in respect of any debtor-in-possession facility; (v) the terms of any court-imposed charges on any of the assets, property or undertaking of the Company, including without limitation any administration charge, any charge in respect of the debtor-in-possession facility, any charge relating to inter-company lending and any directors’ and officers’ charge; (vi) any order of the Court accepting the filing of a Plan in respect of the Alternative Recapitalization and calling a meeting of the Debentureholders and the other affected creditors for purposes of voting on such Plan; (vii) any order of the Court establishing a process for the solicitation and resolution of the claims of other affected creditors; (viii) any order of the Court sanctioning the Plan; and (ix) any other order granted in connection with the Alternative Recapitalization by the Court or any other court of competent jurisdiction in Canada, the United States or any other jurisdiction.

(c)	To the extent an Alternative Recapitalization is applicable, the Company shall use its reasonable best efforts to effect the Alternative Recapitalization, including obtaining any orders under the CCAA, as promptly as practicable.

12.	Conditions to Recapitalization for the Benefit of the Company and Brookfield

The Recapitalization shall be subject to the satisfaction of the following conditions prior to or at the Effective Time, each of which is for the benefit of both the Company and Brookfield (provided that such conditions shall not be enforceable by the Company or Brookfield if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Party seeking enforcement and, if not satisfied on or prior to the Effective Time, can only be waived by both the Company and Brookfield):

(a)	the Interim Order shall have been granted on terms consistent with this Agreement and the Interim Order shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(b)	the Debentureholder Approval shall have been obtained;

(c)	the Existing Shareholder Approval shall have been obtained;

(d)	the Final Order shall have been granted on terms consistent with this Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(e)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been taken by any Governmental Entity, in consequence of or in connection with the Recapitalization that restrains, impedes or prohibits (or if granted would reasonably be expected to restrain, impede or inhibit), the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization;

(f)	all material filings under applicable Laws shall have been made and any material regulatory consents or approvals that are required in connection with the Recapitalization shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated; and

(g)	the listing and posting on the TSX of the Common Shares and the Rights issuable pursuant to the Recapitalization shall have been approved by the TSX, subject only to reasonable listing conditions.

13.	Conditions to Recapitalization for the Benefit of Brookfield

The Recapitalization shall be subject to the satisfaction of the following conditions prior to or at the Effective Time, each of which is for the exclusive benefit of Brookfield and may be waived by Brookfield:

(a)

the representations and warranties of the Company set forth in this Agreement shall be true and correct at the Effective Time (regardless of the reference in Section 3(a) to “as of the date hereof”) with the same force and effect as if made at and as of such time except as such representations and warranties may be affected by the occurrence of events or transactions required by this Agreement and except that representations and warranties that are given as of a specified date shall be true and correct as of such date except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse

Change (and, for this purpose, any reference to “material”, “Material Adverse Change” or any other concept of materiality in such representations and warranties shall be ignored), and the Company shall have provided Brookfield with a certificate signed by an officer of the Company certifying compliance with this Section 13(a) as at the Effective Time;

(b)	the Company shall have performed any and all of its material obligations under and in accordance with this Agreement;

(c)	no Material Adverse Change shall have occurred after the date hereof and prior to the Effective Date;

(d)	the issuance and distribution of securities pursuant to the Recapitalization shall comply with the prospectus and registration requirements of Applicable Securities Laws of Canada and/or exempt from such prospectus and registration requirements;

(e)	(i) all necessary actions shall have been taken with respect to the Recapitalization so that the 3(a)(10) Securities to be issued pursuant to the Recapitalization shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption and similar exemptions under all applicable state securities laws; and (ii) the Final Order will serve as a basis of a claim to a Section 3(a)(10) Exemption regarding the distribution of the 3(a)(10) Securities to be issued pursuant to the Recapitalization; and

(f)	on the Effective Date, Brookfield shall have been reimbursed its reasonable fees and expenses in accordance with Section 4(h), provided Brookfield advises the Company of such fees and expenses at least five Business Days prior to the Effective Date.

14.	Conditions to Recapitalization for the Benefit of the Company

The Recapitalization shall be subject to the reasonable satisfaction of the following conditions prior to or at the Effective Time, each of which is for the exclusive benefit of the Company and may be waived by the Company:

(a)	the representations and warranties of Brookfield set forth in this Agreement shall be true and correct at the Effective Time with the same force and effect as if made at and as of such time except as such representations and warranties may be affected by the occurrence of events or transactions required by this Agreement and except that representations and warranties that are given as of a specified date shall be true and correct as of such date and Brookfield shall have provided the Company with a certificate signed by an officer of Brookfield certifying compliance with this Section 14(a) as at the Effective Time; and

(b)	Brookfield shall have performed any and all of its material obligations under and in accordance with this Agreement.

15.	Covenants Regarding Solicitation

The Company confirms that the process to solicit alternative transactions on the terms and in accordance with the procedures outlined in the Term Sheet has been terminated. Promptly following the execution of this Agreement, the Company will use commercially reasonable efforts to require that any Person that was furnished confidential information of the Company and its Subsidiaries return or destroy all such information.

16.	Public Disclosure

No press release or other public disclosure concerning the transactions contemplated herein shall be made by the Company or by Brookfield without the prior consent of the other, except as, and only to the extent that, the disclosure is required (as determined by the relevant Party on the advice of its legal counsel) by applicable Law or by any stock exchange rules on which the relevant Party’s securities are traded, by any other regulatory authority having jurisdiction over such Party, or by any court of competent jurisdiction; provided, however, that the Party making such disclosure shall provide the other Party with a copy of such disclosure in advance of any release and an opportunity to consult as to the contents and to provide comments thereon.

17.	Cooperation and Further Assurances

(a)	Each Party shall cooperate with each other and shall coordinate their activities (to the extent practicable) in respect of (i) the timely satisfaction of conditions with respect to the effectiveness of the Plan and the Recapitalization, (ii) all matters concerning the implementation of the Plan and the Recapitalization and (iii) the pursuit and support of the Plan and the Recapitalization. Furthermore, subject to the terms hereof, each Party shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and obtaining any other consents, approvals, authorizations or waivers required to be obtained from other parties to contracts (provided that the Company shall reimburse Brookfield for any expense, liability or other obligation incurred in connection therewith).

(b)	Each Party shall do all such things in its control, take all such actions as are commercially reasonable, deliver to the other Party such further information and documents and execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

18.	Brookfield Termination Events

This Agreement may be terminated by the delivery to the Company of a written notice in accordance with Section 23(i) hereof by Brookfield, in the exercise of its sole discretion, upon the occurrence and, if applicable, continuation of any of the following events:

(a)	the Recapitalization has not been completed on or before the Outside Date;

(b)	breach by the Company of any representation or warranty set forth herein which breach would cause the condition in Section 13(a) not to be satisfied or failure by the Company to comply in all material respects with, or default by the Company in the performance or observance of, any term, condition, covenant or agreement set forth in this Agreement, which breach, failure or default is not cured within five Business Days after the receipt by the Company of written notice of such breach, failure or default;

(c)	the issuance of any final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Recapitalization, in each case which restrains or impedes in any material respect or prohibits the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization;

(d)	if the Recapitalization Proceedings are dismissed, terminated, stayed or the Company, whether voluntarily or involuntarily, commences or undergoes a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the CCAA, the Bankruptcy and Insolvency Act (Canada) or Winding-Up and Restructuring Act (Canada), unless such event occurs with the prior written consent of Brookfield; or

(e)	the appointment of a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator or administrator in respect of the Company, unless such event occurs with the prior written consent of Brookfield.

19.	Company Termination Events

This Agreement may be terminated by the delivery to Brookfield of a written notice in accordance with Section 23(i) by the Company, in the exercise of its sole discretion, upon the occurrence and continuation of any of the following events:

(a)	breach by Brookfield of any representation or warranty set forth herein which breach would cause the condition in Section 14(a) not to be satisfied or failure by Brookfield to comply in all material respects with, or default by Brookfield in the performance or observance of, any term, condition, covenant or agreement set forth in this Agreement, which breach, failure or default is not cured within five Business Days after the receipt of written notice of such breach, failure or default;

(b)	the issuance of any final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Recapitalization, in each case which restrains or impedes in any material respect or prohibits the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization; or

(c)	if all obligations under the Brookfield Existing Loan and the Brookfield Bridge Loan have been repaid by the Company in full, in cash, in accordance with the terms of the Brookfield Existing Loan and the Brookfield Bridge Loan, as applicable.

20.	Mutual Termination

This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement between the Company and Brookfield.

21.	Effect of Termination

Upon termination of this Agreement in accordance with Sections 18, 19 or 20:

(a)	this Agreement shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to this Agreement, except for the rights, agreements, commitments and obligations under Sections 4(f), 4(h) and 23, all of which shall survive the termination, and each Party shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement; and

(b)	any and all written consents tendered prior to such termination by Brookfield shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Recapitalization and this Agreement or otherwise.

22.	Termination Upon the Effective Date

This Agreement shall terminate automatically without any further required action or notice on the Effective Date (immediately following the Effective Time). For greater certainty, the representations, warranties and covenants herein shall not survive and shall be of no further force or effect from and after the Effective Date, provided that the rights, agreements, commitments and obligations under Sections 4(e), 4(f), 4(h), 8(g) and 23 shall survive the Effective Date.

23.	Miscellaneous

(a)	The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

(b)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(c)	Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in Canadian dollars.

(d)	Unless otherwise specified in this Agreement, this Agreement and any other agreements contemplated by or entered into pursuant to this Agreement, including the Plan, constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(e)	The Company acknowledges and agrees that any waiver or consent that Brookfield may make on or after the date hereof has been made by Brookfield in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Company hereunder.

(f)	Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms hereof, and (ii) acknowledges that the other Party has relied upon such representation and warranty.

(g)	This Agreement may be modified, amended or supplemented as to any matter by an instrument in writing signed by the Company and Brookfield, subject to the Interim Order and the Final Order.

(h)	Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which the Parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(i)	All notices, consents and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by PDF/email transmission, in each case addressed to the particular Party:

(i)	If to the Company, at:

200 Bay Street, Royal Bank Plaza, South Tower, Suite 2350 P.O. Box 93 Toronto, Ontario M5J 2J2

Attention:	Tess Lofsky, Vice President, General Counsel & Corporate Secretary
Email:	tlofsky@nap.com

with a required copy (which shall not be deemed notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario M5L 1B9

Attention:	Simon Romano / Elizabeth Pillon / Jennifer Legge
Email:	sromano@stikmeman.com /lpillon@stikeman.com / jlegge@stikeman.com

(ii)	If to Backstopper, at:

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario

M5J 2T3

Attention:	David Nowak
Email:	David.Nowak@brookfield.com

with a required copy (which shall not be deemed notice) to:

Torys LLP

TD Centre

79 Wellington Street West, 30th Floor

Toronto, Ontario

M5K 1N2

Attention:	Cornell C.V. Wright/David Bish
Email:	cwright@torys.com/dbish@torys.com

or at such other address of which any Party may, from time to time, advise the other Party by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(j)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k)

The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto, except that without such consent Brookfield may assign any or all of its rights and obligations hereunder to one or more of its subsidiaries or affiliates, provided that no such assignment or direction shall relieve Brookfield of its obligations hereunder; provided further that if Brookfield shall have assigned all of its rights and obligations hereunder Brookfield shall, immediately following the Effective Date, be deemed fully released from all of the Brookfield’s obligations hereunder except with respect to its obligations under Section 8(g).

(l)	This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party submits to the jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating to this Agreement. The Parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

(m)	The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any Party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(n)	Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

(o)	From and after the date of this Agreement, any conflict between this Agreement and any other document or agreement as between Brookfield and the Company will be deemed to be governed by the terms, conditions and provisions of this Agreement, which shall take precedence and priority.

(p)	This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

[Signature page follows]

NORTH AMERICAN PALLADIUM LTD.

By:	/s/ Phil du Toit
Name:	Phil du Toit
Title:	President & Chief Executive Officer

By:	/s/ Dave Langille
Name:	Dave Langille
Title:	Chief Financial Officer

BCP III NAP L.P., by its administrative general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ David Nowak
Name:	David Nowak
Title:	Managing Partner

By:	/s/ J. Peter Gordon
Name:	J. Peter Gordon
Title:	Managing Partner

(Signature Page to Recapitalization Agreement)

SCHEDULE A

DEFINITIONS

Definition	Section or Page Number
“Agreement”	Section 1
“Assessments”	Section 3(m)
“Brookfield”	Page 1 (1st paragraph)
“Brookfield Released Parties”	Section 4(e)
“CBCA”	Page 1(1st paragraph)
“CCAA”	Section 11(a)
“Claim”	Section 4(f)
“Company”	Page 1 (1st paragraph)
“Company Released Parties”	Section 8(e)
“Common Shares”	Page 1 (1st paragraph)
“Consenting Debentureholder”	Page 1 (2nd paragraph)
“Costs”	Section 4(f)
“Debenture Exchange”	Page 1 (1st paragraph)
“Debentureholder Approval”	Section 5(b)(i)
“Debentureholders”	Page 1 (1st paragraph)
“Debentures”	Page 1 (1st paragraph)
“Effective Time”	Section 7
“Existing Shareholder Approval”	Section 5(b)(ii)
“Final Order”	Section 5(c)
“Indemnified Parties”	Section 4(f)
“Interim Order”	Section 5(b)
“Loan Exchange”	Page 1 (1st paragraph)
“Options”	Page 1 (1st paragraph)
“Party” or “Parties”	Page 1 (4th paragraph)
“Plan”	Page 1 (1st paragraph)
“Recapitalization”	Page 1 (1st paragraph)
“Recapitalization Agreement”	Page 1 (1st paragraph)
“Recapitalization Proceedings”	Page 1 (1st paragraph)

Definition	Section or Page Number
“Recapitalization Terms”	Page 1 (1st paragraph)
“RSU Exchange”	Page 1 (1st paragraph)
“RSUs”	Page 1 (1st paragraph)
“Section 3(a)(10) Exemption”	Section 9
“Support Agreement”	Page 1 (2nd paragraph)
“Term Sheet”	Page 1 (1st paragraph)
“Warrants”	Page 1 (1st paragraph)

In addition, the following terms used in this Agreement shall have the following meanings:

“3(a)(10) Securities” means the Common Shares to be issued pursuant to the Loan Exchange, the Debenture Exchange and the RSU Exchange under the Recapitalization.

“Alternative Recapitalization” means any alternative transaction pursued pursuant to Section 11(a).

“Applicable Securities Laws” means all applicable Laws, regulations, rules, policies or instruments of any securities commission, stock exchange or like body in Canada and the United States (including U.S. Securities Laws).

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Recapitalization, which shall be in form and substance satisfactory to each of the Parties, acting reasonably.

“Backstop Agreement” means the backstop agreement dated as of the date hereof between the Company and each of the other signatories to the backstop agreement.

“Benefit Plans” means all plans with respect to the Company’s or its Subsidiaries’ employees or former employees to which the Company or any of its Subsidiaries is a party to or bound by or to which the Company or any of its Subsidiaries has an obligation to contribute relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan, other than a Statutory Plan.

“BNS Credit Agreement” means the second amended and restated credit agreement dated as of June 7, 2013 between the Company and Lac des Iles Mines Ltd., as borrowers, The Bank of Nova Scotia, as administrative agent, and the persons who are lenders thereunder from time to time, as amended by the first amendment dated as of November 29, 2013, the extension and second amendment dated as of July 4, 2014, the third amendment dated as of October 30, 2014 and the waiver and fourth amendment dated as of April 15, 2015, as amended, restated, or replaced from time to time.

“Bonus Payments” means all bonus payments, retention payments, incentive compensation payments, service award payments or other similar payments payable by the Company or its Subsidiaries to the Company’s or its Subsidiaries’ current or past directors, officers, employees or consultants, in connection with the transactions contemplated by this Agreement or otherwise.

“Brookfield Bridge Loan” means the US$25,000,000 bridge loan to be advanced by Brookfield to the Company pursuant to the waiver and fourth amendment dated as of the date hereof to the Brookfield Loan Agreement and all fees provided for thereunder.

“Brookfield Existing Loan” means the senior secured term loan under the Brookfield Loan Agreement (but, for greater certainty, not including the Brookfield Bridge Loan).

“Brookfield Loan Agreement” means the loan agreement dated as of June 7, 2013 between the Company, Lac Des Iles Mines Ltd. and Brookfield, as amended by a first amendment dated as of November 23, 2013, the second amendment dated as of October 30, 2014 and the waiver and third amendment dated as of April 15, 2015.

“Brookfield General Partner” means Brookfield Capital Partners Ltd., the administrative general partner of Brookfield.

“Business Day” means each day other than a Saturday or Sunday or a statutory or civic holiday that banks are open for business in Toronto, Ontario, Canada or New York, New York, USA.

“Company Circular” means the notice of the Debentureholders’ Meeting and the notice of the Existing Shareholders’ Meeting to be sent to Securityholders and the management proxy circular to be prepared in connection with the Debentureholders’ Meeting and the Shareholders’ Meeting together with any amendments thereto or supplements thereof.

“Company Mineral Rights” means all of the Company’s and its Subsidiaries’ material mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise), including those set out in the Disclosure Letter.

“Company Property” means all of the Company’s and its Subsidiaries’ material owned or leased real properties, including those set out in the Disclosure Letter.

“Concentrates Agreements” means (i) the PGM Concentrates Agreement dated May 2, 2012 between Vale Canada Limited and Lac des Iles Mines Ltd, as amended and (ii) an agreement to be entered into with Impala Refining Services Limited, a subsidiary of Impala Platinum Limited.

“Collective Agreement” means the collective agreement between Lac Des Iles Mines Ltd. and United Steelworkers of America, Local 9422, June 1, 2012 to May 31, 2015.

“Contracts” means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which a

Person is a party or by which a Person or any of its assets are bound or affected, whether written or oral, and amendments thereto.

“Court” means any court having jurisdiction over the Recapitalization Proceedings.

“Data Hosting Services” means the provision of hardware, systems, Software and infrastructure required to store and manage access to data, including any disaster recovery or business continuity related processes.

“Debentureholders’ Meeting” means such meeting or meetings of Debentureholders, including any adjournment or postponement thereof, that is to be convened to consider, and if deemed advisable approve, the Recapitalization.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Director’s Order” means the order signed on June 4, 2015 and issued by the Ontario Ministry of the Environment and Climate Change to the Company, Lac des Iles Mines Ltd., Robert Joseph Quinn, William James Weymark, John W. Jentz, Alfred A. Hills, Andre J. Douchane, Gregory J. Van Staveren, Phillippus F. du Toit, Jim Gallagher and Dave Langille relating to the Lac des Iles Mine Site and, for greater clarity, includes any amended, restated, replacement or further order or other instrument addressing the same or a similar subject matter, or any related underlying issue, as the order signed on June 4, 2015.

“Disclosure Letter” means the letter entitled “Disclosure Letter” delivered by the Company to Brookfield on the date hereof.

“Effective Date” means the date on which the Plan is implemented.

“Environmental Laws” means all Laws (i) relating to the environment (including, without limitation, all organisms and natural resources) or the protection of human health or safety, or (ii) pursuant to which Environmental Liabilities could arise or have arisen, including relating to the Release or threatened Release of any contaminant or the generation, use, storage or transportation of any contaminant.

“Environmental Liabilities” means any and all Liabilities for any Release or threatened Release, any environmental management, any environmental damage, any contamination or any other environmental problem caused to any Person, property or the environment as a result of any Release or threatened Release or the condition of any property or asset, whether or not caused by a breach of applicable Laws, including, without limitation, all Liabilities arising from or related to: any surface, underground, air, groundwater, or surface water contamination; the abandonment or plugging of any well; restorations and reclamations; the removal of or failure to remove any foundations, structures or equipment; the cleaning up or reclamation of storage sites; any Release or threatened Release; violation of pollution standards; and personal injury (including sickness, disease or death) and property damage and proceeding arising from any of the foregoing.

“Existing Shareholders” means the holders of the Existing Shares at any applicable time prior to the Effective Time.

“Existing Shareholders’ Meeting” means such meeting or meetings of Existing Shareholders, including any adjournment or postponement thereof, that is to be convened to consider, and if deemed advisable approve, the Recapitalization.

“Existing Shares” means the common shares of the Company issued and outstanding at any applicable time prior to the Effective Time.

“Financial Statements” means (a) the audited consolidated balance sheet of the Company as at December 31, 2014 and the related audited consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the fiscal year then ended, together with the report thereon of independent auditors (the “Audited Financial Statements”) and (b) the unaudited quarterly financial statements of the Company for the three month period ended March 31, 2015, prepared in accordance with IFRS consistently applied throughout the periods covered.

“Governmental Entity” means any government, regulatory authority, stock exchange (including the TSX), governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“IFRS” means International Financial Reporting Standards.

“Information” means information set forth or incorporated in the Company’s public disclosure documents filed with the applicable Canadian securities regulators and the United States Securities and Exchange Commission under the Applicable Securities Laws, as applicable, since January 1, 2015 and prior to the execution and delivery of this Agreement.

“Intellectual Property” means all (i) registered patents and patent applications, together with any extensions, supplemental protection certificates, reexaminations, reissues, divisions, continuations, continuations-in-part and foreign counterparts claiming priority to any of the foregoing; (ii) copyrights, copyright registrations and applications; (iii) trade-marks, trade-names, service marks, logos, commercial symbols, and all goodwill associated therewith, including all registrations and applications therefor; (iv) industrial designs and integrated circuit topographies, and all applications and registrations therefor; (v) Internet websites and domain names; and (vi) rights in works, inventions, discoveries, trade secrets, know-how, concepts, ideas and formulae.

“Interim Facility” means the Interim Facility as described in the Term Sheet.

“Lac des Iles Mine Site” means the property used for, and affected by, the Lac des Iles Mine, including, for greater certainty, its mill, tailings management facilities, water management facilities, its water reclaim cells and all related infrastructure, equipment, discharges and other releases.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States (including U.S. Securities Laws) or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured liquidated, unliquidated, known or unknown.

“Material Adverse Change” means any previously undisclosed material adverse change in the Company’s business operations; for greater certainty, any change in the Company’s business operations resulting from or arising in connection with any of the following does not constitute a Material Adverse Change: (a) any change in IFRS; (b) any change in commodity prices; (c) any adoption, proposal, implementation or change in applicable Laws or any interpretation thereof by any Governmental Entity; (d) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (e) any natural disaster; (f) any change in the market price or trading volume of any securities of the Company; (g) the execution, announcement or performance of this Recapitalization Agreement, the Term Sheet, the Plan or any other related agreement and the completion of the transactions contemplated thereby; (h) the failure, in and of itself, of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings; or (i) any action taken by the Company which is required by the Term Sheet, provided however that:

(x)	if the Company incurs or is reasonably expected to incur in excess of $12,500,000, in aggregate (net of insurance recoveries and excluding any internal labour costs), (i) to comply with the Director’s Order, (ii) to stabilize any dam and any other containment structure at the Lac des Iles Mine Site as a result of or otherwise related to the Director’s Order or related matters and (iii) to cover the incremental cost resulting from or otherwise related to the Director’s Order or related matters to expand the tailings management facilities and water management facilities, as described in the Company’s undated presentation entitled “Long-term Tailings Management at Lac Des Iles Mine: Centre Line and Upstream Raising Design with Capacity Potential to the Year 2029” and provided on the Company’s data site with reference number 3.3.9 at the date hereof;

(y)	if there is a failure or other breach of any dam or other containment structure at the Lac des Iles Mine Site that materially affects or may reasonably be expected to materially affect the Company’s business operations, including any of its plans, projections, forecasts or estimates; or

(z)	if the mill at the Lac des Iles Mine Site is processing less than 8,400 tonnes of ore per day, on average, between the date the mill recommences processing ore in accordance with the Director’s Order and July 15, 2015 (and, for greater clarity, if such recommencement does not occur prior to July 15, 2015, the average tonnes of ore processed per day will be zero), a Material Adverse Change shall automatically be deemed to have occurred.

“Material Contract” has the meaning specified in the Brookfield Loan Agreement.

“Outside Date” means September 16, 2015.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Release” means any presence, release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any contaminant, element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise which is or may be (under any circumstances, whether or not they have not occurred).

“Rights Offering” means the Rights Offering described in the Term Sheet and on the financial terms set forth in Schedule C hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authorities” means the applicable securities commissions or other securities regulatory authorities in each of the provinces of Canada and in the United States.

“Securityholders” means the Existing Shareholders and Debentureholders.

“Software” means software, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Statutory Plan” means a statutory benefit plan which the Company or any of its Subsidiaries is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Subsidiaries” means corporations of which the Company has control as defined in the CBCA.

“Tax” means all present and future taxes, rates, levies, imposts, assessments, dues, government fees, stamp taxes, deductions, charges or withholdings, and all liabilities with respect thereto, and any interest, additions to tax and penalties imposed with respect thereto, excluding, with respect to a Lender, taxes imposed on its income or capital and franchise taxes imposed on it by any taxation authority.

“TSX” means the Toronto Stock Exchange.

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means collectively, and as the context may require, the U.S. Securities Act and all other applicable U.S. federal and state securities laws, rules and regulations and published policies thereunder.

SCHEDULE B

TERM SHEET

North American Palladium Ltd.

Binding Recapitalization Term Sheet

This binding term sheet sets out the principal terms and conditions on which North American Palladium Ltd. (the “Company”) and BCP III NAP L.P., by its administrative general partner Brookfield Capital Partners Ltd. (“Brookfield”) have agreed to complete a series of transactions pursuant to a plan of arrangement under the Canada Business Corporations Act (the “CBCA”) in which the Company’s senior secured term loan1 under the loan agreement dated as of June 7, 2013 between the Company, Lac Des Iles Mines Ltd. and Brookfield (together with the prepayment fee2, such amounts as adjusted through to the Plan Effective Date, the “Loan”) and C$43.0 million aggregate principal amount of 6.15% convertible debentures due September 30, 2017, C$1,000 aggregate principal amount of 7.5% convertible debentures due January 31, 2019 and C$0.25 million aggregate principal amount of 7.5% convertible debentures due April 11, 2019 (collectively, the “Debentures”) will be exchanged for common shares in the capital of the Company (the “Common Shares”) and the Company will undertake a rights offering to raise C$50 million of additional capital.

Interim Facility

Amount	Brookfield will advance the Company US$25 million in a single draw no later than April 15, 2015 (the “Interim Facility”).

Interest	Interest will accrue daily at the same cash pay interest rate as the Loan plus 1.0% per annum (the “Interim Facility Rate”).

Term	The Interim Facility will terminate on September 15, 2015. Any amounts outstanding under the Interim Facility will be due and payable on that date and a failure to pay those amounts will constitute an Event of Default.

Security	The Interim Facility and the Commitment Fee and prepayment fee thereunder, the Waiver Fee and the Break Fee (each defined below) will be secured by the existing Security under the Loan on a pari passu basis with the Company’s obligations in respect of the Loan.

Use of Proceeds	Working capital purposes.

Commitment Fee	3% of the Interim Facility amount, which will be fully earned and payable on the execution of the waiver and amendment and will be capitalized to the principal and accrue interest at the

[1]	Aggregate principal amount of US$173.2 million as at April 15, 2015.
[2]	US$56.9 million as at March 31, 2015.

Interim Facility Rate.

Prepayment	If the Company repays the Interim Facility in whole or in part prior to the expiration of the term, it will pay a prepayment fee , representing a genuine estimate of the loss of profit of Brookfield and other damages arising from such repayment. The prepayment fee will be the product of: (a) the principal amount of the Interim Facility (including deferred and capitalized interest and fees relating thereto), multiplied by (b) the Interim Facility Rate, multiplied by (c) a fraction, the numerator of which is the number of days from (but excluding) the date of the prepayment to (and including) the Interim Facility maturity date, and the denominator of which is 365.

Payments on Debentures	Prior to September 15, 2015, the Company may make regularly scheduled interest payments on account of the Debentures.

Plan of Arrangement

Plan of Arrangement	The Debenture Exchange and the Loan Exchange will be effected in accordance with a plan of arrangement under the CBCA.

Plan Effective Date	The date upon which the Plan of Arrangement becomes effective.

Treatment of Claims and Interests

BNS Facilities

The Company’s (i) second amended and restated credit agreement dated as of June 7, 2013, between, inter alia, the Company and The Bank of Nova Scotia (“BNS”), as administrative agent, and the lenders thereunder (the “Revolving ABL Facility”) and (ii) equipment financing facility with BNS (the “Equipment Financing Facility”) will be unaffected by the Plan of Arrangement and paid in full in cash in the ordinary course. The maturity date of the Revolving ABL Facility will be extended until September 15, 2015.

BNS will waive any and all defaults corresponding to the covenants waived by Brookfield (per “waiver” below), arising from a breach of the current ratio, or arising as a result of the sale process described herein or the Company completing the Plan of Arrangement in connection with the transactions set out in this term sheet, for a period such that BNS will not be in a position to declare a default in respect thereof prior to August 15, 2015. In exchange therefor, the Company will pay BNS a fee in the amount of 125 bps on the amount available under the Revolving ABL Facility, which will be fully earned and payable on the execution of the waiver.

BNS will extend the waiver, in respect of such defaults, without charge for a period ending not later than September 15, 2015 in the event that Brookfield has extended its waiver (and all other then known defaults) for the purpose of allowing the Company to complete the closing of a Superior Proposal (defined below) or to complete the recapitalization transaction contemplated hereby.

Loan Exchange	On the Plan Effective Date, Brookfield will receive Common Shares representing, in aggregate, 92% of the Common Shares outstanding on a fully-diluted basis after giving effect to the Plan of Arrangement in full and final satisfaction of, and in exchange for, all amounts owing to Brookfield under the Loan, including the Interim Facility.

Debenture Exchange

On the Plan Effective Date, the Debentures will be cancelled and in full and final satisfaction thereof, and in exchange therefor, each holder of a Debenture will receive their pro rata share, based on the principal amount of their Debentures, of Common Shares representing, in aggregate, 6% of the Common Shares outstanding on a fully-diluted basis after giving effect to the Plan of Arrangement.

No fractional Common Shares shall be issued. Any fractional Common Shares that would otherwise have been issued shall be rounded down to the nearest whole number.

Accrued and unpaid interest up to but not including the Plan Effective Date will be paid in cash on the Plan Effective Date.

General Unsecured Claims	Unsecured claims against the Company shall be unaffected by the Plan of Arrangement and paid in full in cash in the ordinary course. Leases will also be treated as unaffected claims.

Common Shares

No action shall be taken in respect of the existing Common Shares. Existing holders will retain, in aggregate, 2% of the Common Shares outstanding on a fully-diluted basis after giving effect to the Plan of Arrangement.

The Company will effect a consolidation of the Common Shares in conjunction with the Plan of Arrangement.

Other Instruments	On the basis that the Company’s outstanding warrants and options are out-of-the money and in light of the post-closing ownership, they will be terminated for no consideration.

Required Approvals

Debentureholder Approval	The Plan of Arrangement will require the approval of 66 2⁄3% of the principal amount of the Debentures held by holders who attend the meeting in person or by proxy. Each holder of a Debenture who attends the meeting in person or by proxy will be entitled to one vote for each C$1,000 principal amount of Debentures held by such holder, with no fractional votes permitted.

Shareholder Approval	The Plan of Arrangement will require the approval of 66 2⁄3% of Common Shares held by holders who attend the meeting in person or by proxy. In addition, under the TSX rules, the issuance of Common Shares under the Plan of Arrangement will require approval of 50% plus one of the Common Shares held by holders who attend the meeting in person or by proxy.

Other Approvals and Conditions	Court, stock exchange, lender and other approvals and conditions as are customary for transactions of this nature.

Waiver

Brookfield will provide a waiver of the Events of Default under the Loan resulting from the Company’s breach of the Minimum Equity Covenant and the Leverage Ratio Covenant, and any and all Events of Default under the Loan resulting from the Company completing the Plan of Arrangement in connection with the transactions set out in this term sheet and any other Events of Default (not already qualified by materiality) which are immaterial and arise from circumstances beyond the Company’s control, for a period such that Brookfield will not be in a position to declare a default in respect thereof prior to August 15, 2015. The waiver will apply to the months ended April 30, May 31, and June 30, 2015 and, for greater certainty, the covenants will be tested on July 31, 2015 with the compliance certificate due by August 15, 2015. In exchange for the waiver, the Company will pay Brookfield a fee in the amount of US$3 million (the “Waiver Fee”). The Waiver Fee will be fully earned and payable on the execution of the waiver and amendment, and will be capitalized to the principal and will accrue interest at the Interim Facility Rate.

Brookfield will extend the waiver, in respect of the waived defaults, without charge for a period ending not later than September 15, 2015 in the event that: (a) the Company has entered into a binding agreement for a Superior Proposal provided that (i) the parties are working diligently to complete the Superior Proposal, (ii) Brookfield is satisfied that the Superior Proposal is reasonably likely to be completed within the extension period and (iii) the Company does not require additional funding from Brookfield during the extension period; or (b) the Company requires the additional time to complete the recapitalization transaction contemplated hereby and is working diligently to do so.

Superior Proposal

The Company will conduct a process to solicit a Superior Proposal and will have until no later than June 30, 2015 (or such later date as may be necessary to accommodate final stages of bidding involving Brookfield and other top bidders) to enter into a Superior Proposal. If no offers providing for a Superior Proposal are received by the Company by that date, or if at any time during the sale process the Company and its financial advisors determine that there is no reasonable prospect of a Superior Proposal, the Company will proceed to complete the recapitalization transaction contemplated hereby as promptly as practicable.

In the event that the Company receives a Superior Proposal, the Company may terminate the transaction to accept the Superior Proposal, subject to giving Brookfield at least 2 days advance notice to make such adjustments to the terms and conditions of the recapitalization transaction contemplated hereby as would enable the Company to proceed with the recapitalization transaction on the basis that, as so adjusted, it constitutes a new Superior Proposal. The Company and its financial advisor will be entitled to continue discussions with the top bidders, with Brookfield participating, in the ongoing sales process.

In the event that the Company terminates the recapitalization transaction to accept a Superior Proposal, the Company will pay Brookfield a fee of 3% of the value attributed to the Company under the Superior Proposal plus 7% of the value (whether cash or other consideration) received by or attributable to the holders of the Common Shares under the Superior Proposal, after deducting the amount attributed to existing holders of the Common Shares under the transaction contemplated hereby (the “Break Fee”). The Break Fee will be fully earned on the execution of the transaction agreement for the Superior Proposal and will be payable on completion of the Superior Proposal.

“Superior Proposal” means a bona fide formal, legally binding offer that is capable of acceptance for an alternative transaction which the board of directors of the Company determines in good faith: (a) that the funds or other consideration necessary to complete the transaction are or are reasonably likely to be available to fund completion of the transaction at the time and on the basis set out therein; and (b) after consultation with its financial advisor and outside counsel, is reasonably likely to be consummated at the time and on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal, provided, however, that a proposal shall not constitute a Superior Proposal unless it (i) would provide the Company with net proceeds sufficient to repay in full in cash all liabilities and obligations under the Loan, including the Interim Facility, and (ii) attributes a total enterprise value to the Company of more than the sum of (A) all liabilities and obligations under the Revolving ABL Facility (including letters of credit) and the Equipment Financing Facility, (B) all liabilities and obligations under all capital leases entered into by Company, (C) all liabilities and obligations under the Loan, including the Interim Facility, (D) the amount recoverable by the Debentureholders under the recapitalization transaction contemplated hereby, being the product of all liabilities and obligations under the Loan, including the Interim Facility, multiplied by a fraction the numerator of which is 0.06 and the denominator of which is 0.92, and (E) the amount recoverable by the Common Shareholders under the recapitalization transaction contemplated hereby, being the product of all liabilities and obligations under the Loan, including the Interim Facility, multiplied by a fraction the numerator of which is 0.02 and the denominator of which is 0.92.

Governance

Board Composition	On the Plan Effective Date, the board of directors of the Company will be reconstituted to comprise five individuals, including three nominated by Brookfield, one nominated by the holders of Debentures and one independent director.

Expenses	The Company will reimburse Brookfield for its reasonable fees and expenses incurred in connection with the transaction, including those of its legal counsel, except that Brookfield shall not be entitled to reimbursement in circumstances where it receives the Break Fee.

Rights Offering

Offering	As promptly as practicable after the Plan Effective Date, the Company will launch a rights offering to raise proceeds of C$50 million. The terms of the offering will reflect the values under the Plan of Arrangement.

Basic Subscription Privilege	Holders of Common Shares will receive, for each Common Share held, one right (a “Right”) entitling the holder thereof to subscribe for Common Shares upon payment of the Subscription Price.

Additional Subscription Privilege	Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights will also be entitled to subscribe pro rata for Common Shares, if any, not otherwise purchased pursuant to the Basic Subscription Privilege.

Use of Proceeds	To fund the ongoing operations and expansion at the Lac des Iles Mine.

Listing and Trading	The Rights and the Common Shares issuable upon the exercise of the Rights will be freely tradable in Canada upon issuance and listed on the TSX or another Canadian exchange. Promptly following the Plan Effective Date, the Company will apply to delist the Common Shares from the NYSE.

Backstop Agreement

Backstop Obligation	Brookfield will exercise its Rights and purchase from the Company, at the Subscription Price, all Common Shares that are not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege).

Backstop Fee	The Company will pay Brookfield and any Debentureholders participating in the backstop of the rights offering a fee equal to C$1.5 million, which will be fully earned on the date of the rights offering prospectus and payable in Common Shares on closing.

Implementation

Definitive Documentation	The parties will work diligently and in good faith towards settling definitive documentation for the transaction in accordance with the terms set out in this term sheet as soon as practicable. The definitive documentation will also contain customary provisions for a transaction of this nature.

Disclosure	No press release or other public disclosure concerning this transaction shall be made by the Company or Brookfield without previously consulting with the other party, other than as required by law or stock exchange rules.

General	This term sheet will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This term sheet may be executed in counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this term sheet as of April 15, 2015.

NORTH AMERICAN PALLADIUM LTD.

By:	/s/ Phil du Toit
Name:	Phil du Toit
Title:	President and Chief Executive Officer

By:	/s/ David Langille
Name:	David Langille
Title:	Chief Financial Officer

BCP III NAP L.P., by its administrative general partner BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ David Nowak
Name:	David Nowak
Title:	Managing Partner

By:	/s/ J. Peter Gordon
Name:	J. Peter Gordon
Title:	Managing Partner

SCHEDULE C

FINANCIAL TERMS OF RIGHTS OFFERING

Basic Subscription Privilege	One Right for each Common Share. Every Right entitles the holder thereof to subscribe for 0.1693 Common Shares upon payment of the Subscription Price.

Expiry Date	On the 21st calendar day (or, if not a Business Day, the next Business Day) following the issuance of Rights under the Plan.

Subscription Price	C$5.97 per Common Share.

Additional Subscription Privilege	Holders of Rights, other than the Backstoppers (as is defined in the Backstop Agreement), who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe pro rata (as contemplated under Section 7.3 of National Instrument 45-101 – Prospectus Exempt Distributions) for Common Shares, if any, not otherwise purchased pursuant to the Basic Subscription Privilege.

Record Date:	Ten trading days after the Effective Date.

SCHEDULE D

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE I - INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, the following terms have the following meanings:

(a) “2012 Indenture” means the convertible debenture indenture dated July 31, 2012, between the Company, as issuer, and Computershare Trust Company of Canada, as the same may be amended, supplemented, replaced or otherwise modified from time to time;

(b) “2014 Indenture” means the indenture dated January 31, 2014 between the Company, Computershare Trust Company of Canada and Computershare Trust Company, N.A., as supplemented on January 31, 2014 and April 11, 2014, and as the same may be amended, supplemented, replaced or otherwise modified from time to time;

(c) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

(d) “Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order;

(e) “Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made giving effect to the Arrangement;

(f) “Backstop Commitment” means the agreement by Brookfield to acquire all of the New Shares which remain unsubscribed for by the holders of the Rights at the Rights Expiry Time;

(g) “Backstopped Shares” means the New Shares that were not otherwise subscribed for and taken up in the Rights Offering by holders of Rights prior to the Rights Expiry Time, if any;

(h) “BNS Credit Agreement” means the second amended and restated credit agreement dated as of June 7, 2013, between, inter alia, the Company, Lac des Iles Mines Ltd. and the BNS Credit Agreement Lender, as amended by the first amendment dated as of November 29, 2013, the extension and second amendment dated as of July 4, 2014, the third amendment dated as of October 30, 2014 and the waiver and fourth amendment dated as of April 15, 2015, as amended, restated, or replaced from time to time;

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(i) “BNS Credit Agreement Lender” means, collectively, The Bank of Nova Scotia, as administrative agent and collateral agent, and the Persons who are lenders from time to time under the BNS Credit Agreement and the other BNS Credit Documents, and any Affiliate of any of the foregoing Persons;

(j) “BNS Credit Documents” means the BNS Credit Agreement and all documents, agreements, certificates, instruments, and security documents and agreements executed from time to time by the Company or Lac Des Iles Mines Ltd. in any way related to or connected with (a) the BNS Credit Agreement, and (b) any (i) cash management arrangement, (ii) swap, hedging, foreign exchange or other derivative transaction, and (iii) financing lease arrangement, in each case entered into from time to time by the Company or Lac Des Iles Mines Ltd. with a BNS Credit Agreement Lender;

(k) “Brookfield” means BCP III NAP L.P., by its administrative general partner, Brookfield Capital Partners Ltd.;

(l) “Brookfield Bridge Loan” means the US$25,000,000 bridge loan made available by Brookfield to the Company pursuant to the waiver and fourth amendment dated as of June 18, 2015 to the Brookfield Existing Loan and all fees provided for thereunder), as amended, restated, or replaced from time to time;

(m) “Brookfield Existing Loan” means the senior secured term loan under the loan agreement dated as of June 7, 2013 between the Company, Lac Des Iles Mines Ltd. and Brookfield, as amended by a first amendment dated as of November 23, 2013, the second amendment dated as of October 30, 2014 and the waiver and third amendment dated as of April 15, 2015 (but, for greater certainty, not including the Brookfield Bridge Loan), as amended, restated, or replaced from time to time;

(n) “Business Day” means any day other than a Saturday or Sunday on which commercial banks in Toronto, Ontario, Canada and New York, New York, USA are generally open for business;

(o) “CBCA” means the Canada Business Corporations Act;

(p) “Certificate” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA upon receipt of the Articles of Arrangement in accordance with Section 262 of the CBCA;

(q) “Circular” means the notice of the Debentureholders’ Meeting and the notice of the Existing Shareholders’ Meeting to be sent to Securityholders and the management proxy circular of the Company, together with all schedules, appendices and exhibits thereto, to be distributed to all Securityholders in connection with the Debentureholders’ Meeting and the Existing Shareholders’ Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement;

(r) “Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the Company, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any

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interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including any legal, statutory, equitable or fiduciary duty), or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim arising from or caused by the termination, disclaimer, resiliation, assignment or repudiation by the Company of any contract, lease or other agreement, whether written or oral, any claim made or asserted against the Company through any affiliate of the Company or Person related to the Company, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative tribunal), cause or chose in action, whether existing at present or commenced in the future, and including any security interest, charge, mortgage, lien or other encumbrance in connection with any of the foregoing;

(s) “Common Shares” means the common shares in the capital of the Company;

(t) “Company” means North American Palladium Ltd.;

(u) “Court” means the Ontario Superior Court of Justice (Commercial List);

(v) “Debentureholder’s Pro Rata Share” means, with respect to each Debentureholder: (x) the principal amount owing on the Debentures held by such Debentureholder; divided by (y) $43,251,000, being the aggregate principal amount owing on the Debentures;

(w) “Debentureholders” means the holders of the Debentures;

(x) “Debentureholders’ Claims” means all Claims of Debentureholders relating to, arising out of, or in connection with the Debentures, the Indenture and the Entitlements;

(y) “Debentureholders’ Meeting” means the meeting of Debentureholders to be held in accordance with the Interim Order to consider and if deemed advisable, approve the Arrangement and to consider other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

(z) “Debentures” means (i) the 6.15% convertible debentures due September 30, 2017 of the Company in an aggregate principal amount of $43 million issued pursuant to the 2012 Indenture, (ii) the 7.5% convertible debentures due January 31, 2019 of the Company in an aggregate principal amount of $1,000 issued pursuant to the 2014 Indenture; and (iii) the 7.5%

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convertible debentures due April 11, 2019 of the Company in an aggregate principal amount of $250,000 issued pursuant to the 2014 Indenture;

(aa) “Debentures Interest” means accrued and unpaid interest up to but not including the Effective Date to which Debentureholders are entitled with respect to the Debentures and in accordance with the Indenture;

(bb) “Depositary” means Computershare Investor Services Inc.;

(cc) “Director” means the Director appointed pursuant to section 260 of the CBCA;

(dd) “Effective Date” means the date shown on the Certificate;

(ee) “Effective Time” means 12:01 a.m. (Toronto time) or such other time on the Effective Date as may be specified in writing by the Company prior to the Effective Date;

(ff) “Eligible Jurisdictions” means (i) the provinces and territories of Canada, (ii) if an F-7 registration statement relating to the Rights Offering is declared effective by the U.S. Securities and Exchange Commission prior to the Effective Date, the United States and (iii) such other jurisdictions as determined by the Company;

(gg) “Entitlements” means the legal, equitable, contractual and any other rights or Claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to or arising out of, or in connection with, the Debentures or the Indenture, as the case may be, and to acquire or receive any of the foregoing, other than those created under the Arrangement;

(hh) “Existing Shareholders” means the holders of the Existing Shares at any applicable time prior to the Effective Time;

(ii) “Existing Shareholders’ Meeting” means the meeting of Existing Shareholders to be held in accordance with the Interim Order to consider and if deemed advisable, approve the Arrangement, such other matters set out in the notice of the Existing Shareholders Meeting and to consider other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

(jj) “Existing Shares” means the Common Shares issued and outstanding at any applicable time prior to the Effective Time;

(kk) “Final Order” means the final order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as granted or affirmed;

(ll) “Indentures” means the 2012 Indenture and the 2014 Indenture;

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(mm) “Indenture Trustees” means Computershare Trust Company of Canada, the trustee under the 2012 Indenture, and Computershare Trust Company of Canada and Computershare Trust Company, N.A., the trustees under the 2014 Indenture;

(nn) “Interim Order” means the Interim Order of the Court pursuant to subsection 192(4) of the CBCA containing declarations and directions with respect to the Arrangement, the Debentureholders’ Meeting and the Existing Shareholders’ Meeting and issued pursuant to the application of the Company therefor;

(oo) “Letter of Transmittal” means the letter of transmittal for use by Securityholders and Brookfield with respect to the Arrangement;

(pp) “Newco” means NAP Newco Inc.;

(qq) “New Shares” means the Common Shares issued and outstanding immediately following the time at which the transactions described in Section 2.2(f) are deemed to have occurred;

(rr) “Options” means the options issued and outstanding under the Stock Option Plan;

(ss) “Optionholders” means the holders of the Options;

(tt) “Person” includes any individual, sole proprietorship, firm, company, corporation, body corporate (including a limited liability company and an unlimited liability company), partnership, limited partnership, unincorporated association or organization, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, governmental authority, syndicate or other entity, whether or not having legal status, and the successors and assigns of any of the foregoing;

(uu) “Plan of Arrangement” means this plan of arrangement, as amended or supplemented from time to time in accordance with Section 6.3 hereof;

(vv) “Recapitalization” means the transactions contemplated by this Plan of Arrangement;

(ww) “Recapitalization Agreement” means the recapitalization agreement dated as of June 18, 2015 between the Company and Brookfield;

(xx) “Rights Agent” means Computershare Investor Services Inc.;

(yy) “Rights” means the rights to be issued by the Company, with each Right entitling the holder thereof to subscribe for 0.1693 Common Shares upon payment of the Subscription Price;

(zz) “Rights Expiry Date” means the 21st calendar day (or the next Business Day if this date is not a Business Day) following the Rights Issuance Date;

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(aaa) “Rights Expiry Time” means 5:00 p.m. (Toronto time) on the Rights Expiry Date;

(bbb) “Rights Issuance Date” means the date on which the Rights are issued by the Company, which shall occur on the Rights Offering Record Date;

(ccc) “Rights Offering” means the offering of Rights by the Company pursuant to this Plan of Arrangement and on the terms set forth in the Circular;

(ddd) “Rights Offering Record Date” means the record date for the Rights Offering, which shall occur on the date that is 10 trading days after the Effective Date;

(eee) “RSU Holders” means the holders of outstanding RSUs;

(fff) “RSU Plan” means the 2014 amended and restated North American Palladium Ltd. restricted share unit plan for directors officers and key employees;

(ggg) “RSUs” means the outstanding restricted share units issued under the RSU Plan;

(hhh) “Securityholders” means the Existing Shareholders and Debentureholders;

(iii) “Stock Option Plan” means the 2013 amended and restated North American Palladium Ltd. corporate stock option plan, as further amended in May 2014;

(jjj) “Subscription Price” means $5.97 per Common Share;

(kkk) “Warrants” means the issued and outstanding Common Share purchase warrants of the Company; and

(lll) “Warrantholders” means the holders of the Warrants.

1.2	Rules of Interpretation

(a) Sections and Headings - The division of this Plan of Arrangement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Plan of Arrangement.

(b) Rules of Construction - Unless the context otherwise requires, in this Plan of Arrangement: (i) words importing the singular number shall include the plural and vice versa; (ii) words importing any gender shall include all genders; and (iii) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(c) References to Statutes - References in this Plan of Arrangement to any legislation or to any provision of any legislation shall include any amendment to, and any

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modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments thereunder or pursuant thereto from time to time in effect.

(d) Currency - Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

(e) Date of Any Action - If the date on which any action is required or permitted to be taken under this Plan of Arrangement is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day that is a Business Day.

(f) Time - Time shall be of the essence in this Plan of Arrangement. Unless otherwise indicated, all times expressed herein are local time, Toronto, Ontario, Canada.

1.3	Enurement

This Plan of Arrangement shall be binding upon, and enforceable by and against, and shall enure to the benefit of, the Persons named or referred to in this Plan of Arrangement, together with their respective heirs, administrators, executors, legal personal representatives, successors and assigns.

ARTICLE II - ARRANGEMENT

2.1	Binding Effect

This Plan of Arrangement and the Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Newco, (iii) Brookfield, (iv) all Securityholders; (v) all Optionholders, (vi) all Warrantholders, (vii) all RSU Holders, and (viii) the Indenture Trustees, all without any further act or formality required on the part of any Person, except as otherwise provided herein.

2.2	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur sequentially in the order set out below and will be deemed to occur without any further act or formality required on the part of any Person, except as otherwise provided herein:

(a)	the Company shall pay all accrued and unpaid interest under the Brookfield Existing Loan in cash to Brookfield;

(b)	all amounts owing to Brookfield under the Brookfield Existing Loan shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Company to Brookfield of 18,214,401,868 Common Shares. The Common Shares issued pursuant to this Section 2.2(b) shall be, and shall be deemed to be, received in full and final settlement, extinguishment, discharge and release of the Brookfield Existing Loan and all Claims relating thereto;

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(c)	the Company shall pay the Debentures Interest in cash to the applicable Indenture Trustee or its nominee, as registered holder of the global notes and on behalf of all Debentureholders, and such Indenture Trustee shall pay (or cause to be paid) the Debentures Interest to the Debentureholders pursuant to standing instructions and customary practices, without abatement or rights of setoff or counterclaim of any nature;

(d)	the Debentures shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Company to the Debentureholders of 1,187,895,774 Common Shares, with each Debentureholder being entitled to receive its Debentureholder’s Pro Rata Share of such Common Shares in full and final settlement of and in exchange for the Debentures. The Common Shares issued pursuant to this Section 2.2(d) shall be, and shall be deemed to be, received in full and final settlement, extinguishment, discharge and release of the Debentures, the Indentures, all Entitlements relating to the Debentures and the Indentures and all other Debentureholders’ Claims;

(e)	notwithstanding any vesting provisions to which an RSU might otherwise be subject,

(i) each RSU issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Company without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Company shall issue to the holder such number of Common Shares as were subject to the RSU immediately prior to the Effective Time; and

(ii) the RSU Plan will be terminated and the Company will have no liabilities or obligations with respect to the RSU Plan;

(f)	the Common Shares then issued and outstanding will be consolidated, such that every 400 Common Shares shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one new Common Share;

(g)	notwithstanding any vesting or exercise provisions to which an Option might otherwise be subject:

(i) each Option issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Company without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and such Option will be cancelled by the Company without payment of any consideration; and

(ii) the Stock Option Plan will be terminated and the Company will have no liabilities or obligations with respect to the Stock Option Plan;

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(h)	each outstanding Warrant held by a Warrantholder will be transferred to the Company without any action on behalf of the respective Warrantholders, free and clear of all liens, charges, encumbrances and any other rights of others, and such Warrant will be cancelled by the Company without payment of any consideration;

(i)	Newco shall assign, transfer and convey all of its right, title and interest of Newco in and to all of its undertaking, property and assets to its sole shareholder and its sole shareholder shall assume all debts, obligations and liabilities of Newco and Newco shall then be dissolved;

(j)	on the Rights Issuance Date, the Company shall issue to each holder of record of Common Shares in an Eligible Jurisdiction as of the close of business on the Rights Offering Record Date 1 Right for each Common Share held;

(k)	on the Rights Expiry Date, the Company shall issue Common Shares to each holder of Rights in respect of the due exercise of the Rights and receipt of payment therefor; and

(l)	if any of the Rights remain unexercised at the Rights Expiry Time, the Company shall issue the Backstopped Shares to Brookfield upon the purchase of Common Shares by Brookfield pursuant to the Backstop Commitment and receipt of payment therefor.

ARTICLE III - EXCHANGE OF COMMON SHARES

3.1	Certificates and Payments

(a)	On or immediately prior to the Effective Date, the Company shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Securityholders and Brookfield, certificates representing the New Shares that the Securityholders and Brookfield are entitled to receive pursuant to Section 2.2(f), which certificates shall be held by the Depositary as agent and nominee for the Securityholders and Brookfield, subject to the issuance of the Certificate, in accordance with the provisions of this Article III.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the time at which the transactions described in Section 2.2(f) are deemed to have occurred represented one or more Common Shares (or the entitlement to receive one or more Common Shares pursuant to Section 2.2(d)), together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the holder of such certificate shall be entitled to receive in exchange therefor, and the Depositary shall delivery to such holder following the Effective Time (in each case, less any amount withheld pursuant to Section 6.1), a certificate

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representing the number of New Shares to which such holder is entitled to receive under the Arrangement.

(c)	After the Effective Time and until surrendered for cancellation as contemplated by Section 3.1(b), each certificate which immediately prior to the time at which the transactions described in Section 2.2(f) represented one or more Common Shares (or the entitlement to receive one or more Common Shares pursuant to Section 2.2(d)) shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 3.1(b).

(d)	In the event any certificate which immediately prior to the time at which the transactions described in Section 2.2(f) represented one or more Common Shares (or the entitlement to receive one or more Common Shares pursuant to Section 2.2(d)) that were consolidated pursuant to Section 2.2(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the New Shares that such Person is entitled to receive pursuant to Section 2.2(f) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company and the Depositary in such sum as the Company and the Depositary may direct or otherwise indemnify the Company and the Depositary in a manner satisfactory to the Company and the Depositary against any claim that may be made against the Company or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE IV - VOLUNTARY ARRANGEMENTS WITH LENDERS

4.1	Arrangements With BNS Credit Agreement Lender

Nothing in this Plan shall affect the BNS Credit Agreement Lender with respect to its rights or Claims under the BNS Credit Agreement and the other BNS Credit Documents, and all obligations of the Company to the BNS Credit Agreement Lender pursuant to the BNS Credit Agreement and the other BNS Credit Documents remain in full force and effect, unamended. Pursuant to the letter agreement dated as of April 15, 2015, the BNS Credit Agreement Lender has agreed to waive any defaults or events of default that may exist under the BNS Credit Agreement as a result of the Company: (i) having commenced proceedings under the CBCA; or (ii) presenting and implementing the Recapitalization.

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4.2	Arrangements With Brookfield

Nothing in this Plan shall affect Brookfield with respect to its rights or Claims under the Brookfield Bridge Loan, and all obligations of the Company to Brookfield pursuant to the terms or the Brookfield Bridge Loan remain in full force and effect, unamended.

ARTICLE V - RELEASES

For greater certainty, at the Effective Time, the Company and Newco, together with their respective predecessors, successors, subsidiaries and affiliates, and their respective former and present officers, directors, employees, auditors, financial advisors, legal counsel, and agents and the new board of directors constituted in accordance with the Recapitalization Agreement shall be released and discharged from any and all Securityholders’ Claims, and any Claims of the Optionholders, RSU Holders, Warrantholders and the Indenture Trustees relating to, arising out of, or in connection with the Recapitalization, including the Arrangement, this Plan of Arrangement, the transactions contemplated herein and any proceedings commenced with respect to or in connection with the Recapitalization.

ARTICLE VI - GENERAL

6.1	Withholding Rights

The Company and the Indenture Trustees shall be entitled to deduct and withhold from any consideration or distribution otherwise payable or deliverable to any Debentureholder, such amounts as the Company or the Indenture Trustees are required to deduct and withhold with respect to such payment or delivery under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended, or any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Debentureholder of the Debentures in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

6.2	Fractional Interests

No fractional Common Shares shall be issued pursuant to this Plan of Arrangement. In lieu of any fractional Common Shares, each Securityholder otherwise entitled to a fractional interest in Common Shares will receive an aggregate amount of Common Shares rounded down to the nearest whole number increment.

6.3	Amendments

The Company, with the written consent of Brookfield, reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement must be contained in a written document that is:

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(a)	filed with the Court and served on the service list in the CBCA proceedings and, if made following the Debentureholders’ Meeting and Existing Shareholders’ Meeting, approved by the Court; and

(b)	communicated to Debentureholders and/or Existing Shareholders in the manner required by the Court, if so required.

Notwithstanding the foregoing and subject to Section 4.1, any amendment, modification or supplement to this Plan of Arrangement may be made by the Company, with the written consent of Brookfield, before or following the Effective Time without the consent of any Person (other than Brookfield), provided that it concerns: (i) a matter that, in the opinion of the Company, acting reasonably, is of an administrative nature and is required to better give effect to the implementation of the Recapitalization and the Final Order, or to cure any errors, omissions, inconsistencies or ambiguities in the Plan of Arrangement; and (ii) is not materially adverse to the financial or economic interests of the Debentureholders or the Existing Shareholders. Any amended, modified or supplementary plan or plans of arrangement and reorganization filed with the Court and, if required by this Section, approved by the Court with the consents required pursuant to this Section shall, for all purposes, be and be deemed to be a part of, and incorporated into, this Plan of Arrangement.

6.4	Deeming Provisions

In this Plan of Arrangement, the deeming provisions are not rebuttable and are conclusive and irrevocable.

6.5	Severability of Plan Provisions

If, prior to the Effective Time, any term or provision of this Plan of Arrangement is held by the Court or any other court of competent jurisdiction to be invalid, void or unenforceable, at the request of the Company, and subject to the prior consent of Brookfield, the Court or court, as applicable, shall have the power to either: (a) sever such term or provision from the balance of this Plan of Arrangement and provide the Company and Brookfield with the option to proceed with the implementation of the balance of this Plan of Arrangement as of and with effect from the Effective Date; or (b) alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted, provided that Brookfield has approved such alteration or interpretation. Notwithstanding any such holding, alteration or interpretation, and provided that the Company proceeds with the implementation of this Plan of Arrangement, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

6.6	Paramountcy

From and after the Effective Date, any conflict between this Plan of Arrangement and the covenants, warranties, representations, terms, conditions, provisions or obligations, express or implied, of any contract, charge, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or

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supplements thereto existing between one or more of the Debentureholders, the Existing Shareholders, the Warrantholders, the Company, the Depositary, the Indenture Trustees and any trustee, transfer agent or other depositary therefor in relation thereto and Brookfield as of the Effective Date will be deemed to be governed by the terms, conditions and provisions of this Plan of Arrangement and the Final Order, which shall take precedence and priority.

6.7	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to occur in the order set out herein without any other additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Company or Brookfield in order to better implement this Plan of Arrangement.